Exhibit 10.1

LOAN AND SECURITY AGREEMENT

QUICKLOGIC CORPORATION

and

SUNFLOWER BANK, N.A.

Dated as of April 24, 2026

THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into as of April 24, 2026 by and among QUICKLOGIC CORPORATION, a Delaware corporation (“Borrower"), on the one hand, and SUNFLOWER BANK, N.A. (“Lender”), on the other hand.

1.	DEFINITIONS AND INTERPRETATIONS.

1.1    Definitions. As used in this Agreement, the following terms have the meanings set forth below. Capitalized terms not defined herein shall have the meanings set forth in the Code, as defined below.

“Account” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Account Debtor” means a Person obligated on an Account, chattel paper or General Intangibles.

“Advance” shall mean each advance or loan from Lender to Borrower, whether now existing or hereafter arising and however evidenced, including those advances or loans described herein, and shall include the Revolving Loan.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any Parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person including each of such Person’s senior executive officers, directors, and partners.

“Agreement” means this Loan and Security Agreement as amended, modified or supplemented from time to time. Each reference herein to “this Agreement,” “this Loan Agreement” “herein,” “hereunder,” “hereof” or other like words shall include this Agreement, and any annex, exhibit or schedule attached hereto or referred to herein.

“Anti-Money Laundering Laws” shall mean the USA Patriot Act of 2001, the Bank Secrecy Act, as amended through the date hereof, Executive Order 1 3324—Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended through the date hereof, and other federal laws and regulations and executive orders administered by OFAC which prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals (such individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanction and embargo programs), and such additional laws and programs administered by OFAC which prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on any of the OFAC lists.

“Assignment of Deposit Account” means, collectively, (i) that certain Security Agreement (Assignment of Deposit Account – Pledged Account) of even date herewith and (ii) that certain Security Agreement (Assignment of Deposit Account – Other Accounts) of even date herewith, each executed by Borrower in favor of Lender pursuant to which, among other things, Borrower has granted, assigned and transferred to Lender any and all rights, title and interest of Borrower in and to the Pledged Account and all Other Accounts held at Lender as additional security for the Revolving Loan.

“Authorized Officer” means, for so long as they are officers of Borrower, such officers as Borrower may specify and Lender may approve from time to time to act as "Authorized Officers" for purposes of this Agreement.

“Borrowing Base” means an amount equal to the lesser of (i) the Revolving Loan and (ii) one hundred percent (100%) of the unrestricted cash maintained at Lender (including cash in the Pledged Account).

“Borrowing Base Certificate” means a Borrowing Base Certificate substantially in the form of Exhibit “C” attached hereto.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information

“Borrower’s Primary Operating Account” means Borrower’s demand deposit account with Lender, Account No. 1100091628 from which substantially all of Borrower’s disbursements for its operations are made.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which California banks are authorized or required to close.

“Change of Control” shall be deemed to have occurred at such time as a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the current holders of the ownership interests in Borrower) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, as a result of any single transaction, of fifty percent (50%) or more, of the total voting power of all classes of stock or other ownership interests then outstanding of any Borrower normally entitled to vote in the election of directors or analogous governing body.

“Closing Date” means the date that all conditions precedent under Section 6.1 of this Agreement are satisfied.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California, from time to time.

“Collateral” has the meaning set forth in Section 5.2 hereof.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Default” means any event which, with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.2 hereof.

“Deposit Account” means any deposit account (as defined in the Code) now or hereafter maintained by or for the benefit of Borrower, and all amounts therein, whether or not restricted or designated for a particular purpose.

“Dollars or $” means United States dollars.

“EBITDA” means earnings before interest, taxes, depreciation and amortization expenses plus stock based compensation expense, and non-recurring, non-cash or extraordinary items which are approved by Lender.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” has the meaning set forth in Section 9102(a)(33) of the Code and includes, without limitation, all of Borrower’s furniture, fixtures, trade fixtures, tenant improvements owned by Borrower, all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and any and all regulations thereunder.

“Event of Default” means any of the events set forth in Section 10.1 of this Agreement.

“Facility Fee” has the meaning set forth in Section 2.4 hereof.

“Fees and Costs” has the meaning set forth in Section 11.11 of this Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a consistent basis, applied both to classification of items and amounts.

“General Intangibles” has the meaning set forth in Section 9102(a)(42) of the Code and shall include, without limitation, payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, drawings, blueprints, patents, patent applications, trademarks and the goodwill of the business symbolized thereby, names, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against Lender, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation, life insurance, key man insurance, credit insurance, liability insurance, property insurance and other insurance), tax refunds and claims, software, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to Borrower, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables).

“Goods” has the meaning set forth in section 9102(a)(44) of the Code.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indemnified Person” has the meaning set forth in Section 10.4(c) of this Agreement.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all of Borrower’s now owned and hereafter acquired goods, including software embedded in such goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease (including without limitation all raw materials, work in process, finished goods and goods in transit, and, including without limitation, all farm products), and all materials and supplies of every kind, nature and description which are or might be used or consumed in Borrower’s business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all warehouse receipts, documents of title and other documents representing any of the foregoing.

“Investment Property” has the meaning set forth in Section 9102(a)(49) of the Code.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means this Agreement and the Other Documents.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operations of Borrower or any subsidiary of Borrower, (ii) the ability of Borrower to duly and punctually pay or perform its obligations under this Agreement (including, without limitation, repayment of the Obligations as they come due), (iii) the value of the Collateral, or Lender’s liens on the Collateral or the privity of any such lien, or (iv) the validity or enforceability of this Agreement or any other agreement or document entered into by any party in connection herewith, or the practical realization of the benefits of Lender’s rights or remedies.

“Material Litigation” has the meaning set forth in Section 7.12 hereof.

“Note” means that certain Promissory Note of Borrower in the amount of the Revolving Loan payable to the order of Lender, duly executed by Borrower, as required by Lender to evidence the Revolving Loan extended under this Agreement.

“Obligations” means all present and future Advances, loans, overdrafts, debts, liabilities, obligations, including, without limitation, all obligations of Borrower under any guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether evidenced by this Agreement or any note or other instrument or document or the Other Documents, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, trust receipt, loan, overdraft, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorneys’ fees (including attorneys’ fees and expenses incurred in bankruptcy), expert witness fees and expenses, fees and expenses of consultants, audit fees, letter of credit fees, closing fees, facility fees, termination fees, and any other sums chargeable to Borrower under this Agreement or the Other Documents.

“OFAC” shall mean the United States Department of the Treasury, Office of Foreign Assets Control.

“OFAC Prohibited Person” shall mean a country, territory, individual or person (i) listed on, included within or associated with any of the countries, territories, individuals or entities referred to on The Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons or any other prohibited person lists maintained by governmental authorities, or otherwise included within or associated with any of the countries, territories, individuals or entities referred to in or prohibited by OFAC or any other Anti-Money Laundering Laws, or (ii) which is obligated or has any interest to pay, donate, transfer or otherwise assign any property, money, goods, services, or other benefits from the property directly or indirectly, to any countries, territories, individuals or entities on or associated with anyone on such list or in such laws.

“Official Body” means any government or political subdivision or any agency, authority, bureau, commission, court or tribunal whether foreign or domestic.

“Other Accounts” means all deposit accounts of Borrower held at Lender, except for the Pledged Account.

“Other Documents” shall mean the Note, the Assignment of Deposit Account, and all other agreements, instruments and documents now or hereafter executed by Borrower and delivered to Lender in respect of the transactions contemplated by this Agreement.

“Parent” means any Person holding a majority of the equity interest in a corporation or limited liability company.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” means:

(a)         Borrower’s indebtedness to Lender arising under this Agreement or any Other Document;

(b)         Indebtedness existing on the Closing Date and disclosed in writing to Lender as of the Closing Date;

(c)         Subordinated Liabilities;

(d)         Indebtedness to trade creditors incurred in the ordinary course of business;

(e)         Indebtedness of any Subsidiary to Borrower that constitutes a Permitted Investment;

(f)         Other unsecured Indebtedness not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding at any time; and

(g)       Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or a Subsidiary, as the case may be.

“Permitted Investments” means:

(a)         Investments disclosed to Lender in writing and existing on the Closing Date;

(b)         (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within one year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) certificates of deposit issued maturing no more than one year after issue;

(c)         Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)         Investments accepted in connection with Transfers permitted by Section 9.7;

(e)         Investments by Borrower in Subsidiaries in an amount not to exceed One Million Dollars ($1,000,000) in any fiscal year of Borrower;

(f)         Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding at any time, and (ii) loans to employees relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding at any time;

(g)        Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)        Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)         Investments made pursuant to Borrower’s investment policy, as approved by Lender from time to time; and

(j)         Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year.

“Permitted Liens” means:

(a)         Liens existing on the Closing Date as disclosed to Lender in writing or arising under this Agreement or the Other Documents;

(b)         Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its books, if they have no priority over any of Lender’s security interests;

(c)         Purchase money Liens (i) on Equipment or software acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment (including Liens arising in connection with capital leases), or (ii) existing on equipment when acquired, if the Lien is confined to the property, attachments and improvements and the proceeds of the equipment;

(d)         Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Lender a security interest;

(e)         Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property and capital leases of Equipment or software;

(f)         Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)         Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions, provided that Lender has a perfected security interest in the amounts held in such deposit accounts; and

(h)         Liens on insurance proceeds securing the payment of financed insurance premiums

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Pledged Account” means account number XXXXXXX1630 held at Lender.

“Potential Default” means any event, act or condition which, with notice or lapse of time or both, would constitute an Event of Default.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Receivables” means all of Borrower’s now owned and hereafter acquired Accounts, letter of credit rights, license fees, contract rights, chattel paper (including tangible chattel paper, electronic chattel paper, and intangible chattel paper), instruments (including promissory notes), drafts, securities, documents, securities accounts, security entitlements, commodity contracts, commodity accounts, Investment Property, supporting obligations and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefor, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

“Remaining Months’ Liquidity” means (i) unrestricted cash maintained at Lender (including cash in the Pledged Account) minus the outstanding principal amount of the Advances, divided by (ii) average trailing three (3) month EBITDA using the three (3) months ending as of the most recent calendar quarter end based on the most recent financial statements of Borrower delivered to Lender.

“Revolving Loan” means a maximum amount of Ten Million and 00/100 Dollars ($10,000,000.00).

“Revolving Loan Maturity Date” means April 24, 2029.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to Lender in a manner acceptable to Lender, in its sole discretion.

“Subordination Agreement” means a Subordination Agreement in form and content satisfactory to Lender in Lender’s sole discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing (other than securities or interest having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Supporting Obligations” has the meaning set forth in Section 9102(77) of the Code.

“Toxic Substance” shall mean and include any material present on any facility of Borrower which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. In addition, unless otherwise specified herein all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

1.3    Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and references to the singular include the plural; references to any gender include any other gender; the part includes the whole; the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words, “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Other Documents to this Agreement or any of the Other Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

1.4    Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

1.5    No Presumption Against Any Party. Neither this Agreement, any of the Other Documents, any other documents, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Other Documents, and all other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and by their respective counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

1.6    Independence of Provisions. All agreements and covenants hereunder, under the Other Documents and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

2.	CREDIT FACILITY.

2.1     Revolving Loan.

(a)      The Revolving Loan. Subject to the terms and conditions contained herein, Lender will make Advances to Borrower from the Closing Date until the Revolving Loan Maturity Date, which may be borrowed, repaid and reborrowed, in aggregate amounts outstanding at any one time not to exceed the lesser of (i) the Revolving Loan or (ii) the Borrowing Base. Borrower may prepay any Advances without penalty or premium.

(b)      Payment of Interest and Principal. Interest and principal payments under the Revolving Loan shall be due and payable to Lender pursuant to the provisions of the Note.

(c)      Borrowing Base Calculations. The Borrowing Base shall be calculated by Lender upon receipt from Borrower of the Borrowing Base Certificate and all supporting documentation required under this Agreement. Lender will provide a Borrowing Base calculation to Borrower setting forth its determination of the Borrowing Base along with all supporting documents which Lender may require in connection therewith, which calculation will be conclusive and binding in the absence of manifest error. The Borrowing Base as determined by Lender will become effective upon calculation by Lender and will remain in effect until a new Borrowing Base is calculated by Lender in accordance with this Agreement.

(d)      Use of Proceeds.

(i)      The Revolving Loan made to or for the benefit of Borrower shall be used solely for Borrower’s business purposes. Lender shall have no obligation to monitor or verify the use or application of any Advance disbursed by Lender.

(ii)      Borrower shall not, directly or indirectly, use all or any part of the Revolving Loan for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (the “Board of Governors”) or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock or for any purpose which violates or is inconsistent with Regulation X of the Board of Governors, unless such use has been expressly approved in writing by Lender, in its sole discretion.

(e)      Advance Request Procedures. Borrower shall notify Lender prior to 12:00 p.m., Pacific time, on a Business Day, of Borrower’s request for a Advance that day. Each such notice shall specify the date such Advance is to be made, the amount of such Advance, and shall comply with such other requirements as Lender determines are necessary or desirable in connection therewith. Any written request for an Advance received by Lender after 12:00 p.m. (Pacific time) shall not be considered by Lender until the next Business Day. Should any amount be required to be paid as interest hereunder, or as fees or other charges under this Agreement or any Other Agreement, or with respect to any Obligations, the same shall be deemed a request for a Revolving Advance as of the date such payment is due in the amount required to pay in full such interest, fees, charges or Obligation under this Agreement or any Other Agreement, and such request shall be irrevocable. Borrower agrees that Lender is and shall be permitted, and is hereby irrevocably authorized, to rely upon any request for any Advances delivered under this Section 2.1(e), and any Person transmitting such request shall conclusively be deemed an Authorized Officer for purposes of this Agreement. Lender need not inquire into the authority of any such Authorized Officer and Borrower hereby holds Lender harmless should Lender honor any request for Revolving Advances delivered to Lender under this Section 2.1(e). Any request for Revolving Advances delivered under this Section 2.1(e) need not bear the signature (physical, electronic or otherwise) of the Authorized Officer transmitting the request to Lender. Any request received by Lender under this Section 2.1(c) shall be deemed a certification by Borrower to Lender that the Person transmitting such request is an Authorized Officer, and that the information contained in said request is complete, true and correct in all respects, and such certification shall be binding upon Borrower.

(e)     Manner of Payment. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Lender in each case on or prior to 12:00 p.m., Los Angeles time, in Dollars and in immediately available funds.

2.2    Overadvance. If, at any time and for any reason, the aggregate principal amount of the outstanding Advances exceeds the lesser of (i) the Revolving Loan or (ii) the Borrowing Base (an “Overadvance”), Borrower shall immediately pay Lender, in cash, the amount of such Overadvance. Lender may apply such payments to the outstanding Advances or Obligations in such order and manner as Lender, in its sole and absolute discretion, may determine.

2.3    Loan Account. Lender shall maintain on its books a record of account in which Lender shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the credit facility set forth in this Agreement; provided, however, the failure by Lender to so record each Advance shall not adversely affect Lender. Any Advance made by Lender shall be deposited in the Pledged Account.

2.4     Facility Fee. On the Closing Date and on each anniversary of the Closing Date for so long as the Revolving Loan is in place, Borrower shall pay to Lender a facility fee (“Facility Fee”) with respect to the Revolving Loan equal to Thirty Thousand Dollars ($30,000.00), which shall be earned by Lender upon receipt and nonrefundable to Borrower.

2.5     Term. This Agreement shall become effective on the Closing Date and shall continue in full force and effect for so long as any Obligations remain outstanding or Lender has any obligation to make Advances under this Agreement. Notwithstanding the foregoing, Lender shall have the right to terminate its obligation to make Advances under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding any such termination, Lender’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.	INTEREST.

3.1    Interest Rate. The Revolving Loan shall bear interest at the rate as set forth in the Note.

3.2    Default Interest. Upon the occurrence and during the continuance of an Event of Default, Borrower shall pay interest on the unpaid principal amount of the Revolving Loan or other Obligation owing to Lender and on the unpaid amount of all interest, fees and other amounts payable hereunder that is not paid when due, payable on demand by Lender, at a rate per annum (the “Default Rate”) equal at all times to five percent (5%) per annum above the Note Rate.

4.	PAYMENT OF OBLIGATIONS.

4.1    Maturity Date. On the Maturity Date, Borrower shall pay and perform in full the outstanding principal amount of the Revolving Loan and all other Obligations arising thereunder, whether for principal, interest, costs, fees or otherwise.

4.2    Manner of Payment. Interest payments due under the Note and all other Obligations shall be withdrawn from Borrower’s Operating Account with Lender, or such other account with Lender as designated in writing by Borrower. In the event that Borrower’s Operating Account with Lender contains insufficient funds to make any interest payments under this Agreement, Borrower shall remit such payment from Borrower’s own funds. Principal payments due under the Note and all other Obligations shall be withdrawn from the Pledged Account with Lender. In the event that the Pledged Account contains insufficient funds to make any principal payments under this Agreement, Borrower shall remit such payment from Borrower’s own funds.

4.3    Late Charge. If any payment due hereunder is not received or made within ten (10) days of the due date or there are insufficient funds in the Borrower’s Operating Account on the date Lender enters any debit authorized by this Agreement, without limitation, Lender’s other remedies in such an event, Lender shall apply a late charge in an amount equal to five percent (5%) of the unpaid portion of the scheduled payment.

5.	SECURITY INTEREST.

5.1    Grant of Interest. To secure the payment and performance of all of the Obligations as and when due, Borrower hereby grants to Lender a first priority security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under this Agreement and the Other Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

5.2    Collateral. The Collateral shall constitute all of Borrower’s interest in all of the following assets whether now owned or hereafter acquired, and wherever located:

(a)    All Accounts, contract rights, chattel paper, instruments, deposit accounts, letter of credit rights, payment intangibles and General Intangibles, including, without limitation, all of Borrower’s cash, money, warehouse receipts, bills of lading, purchase orders, letters of credit, letter of credit rights, any client lists, any and all trade secrets, receipts of any kind or nature, documents, contracts and contract rights, invoices, licenses, insurance, and other tangible or intangible property of Borrower resulting from the sale or disposition of all of the foregoing, and all other personal property (including, without limitation, all of Borrower’s money, all personal property now or at any time in the future in Lender’s possession and credit balances); and all returned or repossessed goods which, on sale or lease, resulted in an account or chattel paper.

(b)    All Inventory, including all materials, work in process and finished goods.

(c)    All Equipment, including all machinery, furniture, and fixtures of every type now owned or hereafter acquired by Borrower.

(d)    All of Borrower’s deposit accounts with Lender. The Collateral shall include any renewals or rollovers of the deposit accounts, any successor accounts, and any general intangibles and choses in action arising therefrom or related thereto.

(e)    All instruments, notes, chattel paper, documents, certificates of deposit, securities and investment property of every type. The Collateral shall include all liens, security agreements, leases and other contracts securing or otherwise relating to the foregoing.

(f)    (i) All Intellectual Property, Patents, and all unpatented or unpatentable inventions; (ii) all Trademarks, service marks, and trade names; (iii) all Copyrights and literary rights; (iv) all computer software programs; (v) all mask works of semiconductor chip products; (vi) all trade secrets, proprietary information, customer lists, manufacturing, engineering and production plans, drawings, specifications, processes and systems. The Collateral shall include all good will connected with or symbolized by any of such general intangibles; all contract rights, documents, applications, licenses, materials and other matters related to such general intangibles; all tangible property embodying or incorporating any such general intangibles; and all chattel paper and instruments relating to such general intangibles.

(g)    All negotiable and nonnegotiable documents of title covering any Collateral.

(h)    All accessions, attachments and other additions to the Collateral, and all tools, parts and equipment used in connection with the Collateral.

(i)    All Supporting Obligations related to any of the foregoing;

(j)    All substitutes or replacements for any Collateral, all cash or non-cash proceeds, product, rents and profits of any Collateral, all income, benefits and property receivable on account of the Collateral, all rights under warranties and insurance contracts, letters of credit, guaranties or other supporting obligations covering the Collateral, and any causes of action relating to the Collateral.

(k)    All capital stock of Borrower owned by Borrower, and any Subsidiary of Borrower and any Affiliate of Borrower.

(l)    All books and records related to any of the foregoing including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory (all of the foregoing, together with all other property in which Lender may now or in the future be granted a lien or security interest, is referred to herein, collectively, as the “Collateral”). Collateral shall not include any asset which on the Borrower’s books and records Borrower is holding in trust for third persons.

5.3    Perfection.

(a)    Lender may file or amend one or more financing statements disclosing Lender’s security interest in the Collateral. Borrower agrees that a photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. Borrower approves, authorizes and ratifies any filings or recordings made by or on behalf of Lender in connection with the perfection and continuation of Lender’s security interest with respect to the Collateral.

(b)    Lender may file UCC-1 financing statements against specific items of Equipment, (or amend existing UCC-1 financing statements) in Lender’s sole discretion, and Borrower agrees to furnish to Lender sufficient identifying information, such as make, model and serial numbers, as Lender may request. Lender may also file a fixture filing in the real property records of the applicable county in California, to perfect its security interest in such items of Equipment as are or become fixtures.

(c)    Upon demand, Borrower will deliver to Lender such other items of Collateral or will execute such documents as are appropriate to grant Lender possession or control of such Collateral as necessary to further perfect Lender’s security interest therein.

5.4    Pledge of Account. Borrower hereby pledges to Lender and grants to Lender a first priority security interest in the Pledged Account, which shall have, at all times, a minimum aggregate balance equal to one hundred percent (100%) of the outstanding principal amount of all Advances, as security for the prompt payment of all of Borrower’s Obligations to Lender. Lender shall have the right to reject withdrawal requests from the Pledged Account to the extent such request would result in an Overadvance.

6.	CONDITIONS PRECEDENT.

6.1    Conditions Precedent to Initial Advance. The obligations of Lender to make the initial Advance under the Revolving Loan is subject to the satisfaction, in the sole discretion of Lender, of each, every and all of the following conditions:

(a)    Accuracy of Representations and Warranties; No Default. The representations and warranties contained in Sections 7 and 8 below shall have been true and correct when made and shall be true and correct on and as of the Closing Date; and on the Closing Date, no Event of Default and no Potential Default shall have occurred and be continuing.

(b)     Documents and Agreements. Borrower shall deliver to Lender the following documents, in form and substance satisfactory to Lender, in its sole and absolute discretion:

(i)      An executed original of this Agreement;

(ii)     The Note;

(iii)    The Assignment of Deposit Account; and

(iv)    Such other documents, instruments and information as Lender shall require.

(c)      Priority of Lender’s Liens. Lender shall have received the results of “of record” searches satisfactory to Lender in its sole and absolute discretion, reflecting its Uniform Commercial Code filing against Borrower indicating that Lender has a perfected, first priority lien in and upon all of the Collateral, subject only to such Permitted Liens which are also permitted to be senior to the lien of Lender.

(d)      Insurance. Lender shall have received and approved copies of the insurance binders or certificates evidencing Borrower’s compliance with Section 9.2 of this Agreement, including lender’s loss payee endorsements.

(e)      Organizational Documents. Lender shall have received copies of Borrower’s articles of incorporation and all amendments thereto, and a certificate of good standing (each certified by the Delaware Secretary of State, and dated a recent date prior to the Closing Date), and Lender shall have received Certificates of Foreign Qualification for Borrower from the Secretary of State of each state wherein the failure to be so qualified could have a Material Adverse Effect.

(f)      Certified Resolutions/Authorizations. Lender shall have received (i) copies of Borrower’s articles of incorporation, bylaws , and all amendments thereto, and (ii) copies of the resolutions of the board of directors of Borrower, incumbency certificates or authorization of the officers of Borrower, authorizing the execution and delivery of this Agreement and the other documents contemplated hereby, and authorizing the transactions contemplated hereunder and thereunder, and authorizing specific officers of Borrower to execute the same on behalf of Borrower certified by the Secretary or other acceptable officer of Borrower as of the Closing Date.

(g)     Third Party Custody. In the event that any Collateral is in the possession of a third party, Borrower shall join with Lender in notifying such third party of Lender’s security interest and obtaining an acknowledgement from such third party that it is holding such Collateral for the benefit of Lender.

(h)     Permits and Approvals. Verification and approval of all permits, approvals and authorizations required to pledge the Collateral to Lender.

(i)      Fees. Borrower shall have paid all Fees and Costs payable by Borrower hereunder including legal fees and costs incurred by Lender in connection with the preparation, negotiation and closing of this Agreement.

(j)     Field Audit. If requested by Lender, review and approval of field audit of Borrower verifying methodology and valuation of accounts receivable and inventory, performed by an agent designated by Lender, all to the satisfaction of Lender in its sole opinion and judgment.

(k)    The Facility Fee. The Facility Fee shall have been paid.

(l)     Pledged Account. Borrower shall have opened the Pledged Account with Lender.

(m)   Other Documents and Agreements. Lender shall have received such other agreements, instruments and documents as Lender may require in connection with the transactions contemplated hereby, all in form and substance satisfactory to Lender in Lender’s sole and absolute discretion, and in form for filing in the appropriate filing office, including, but not limited to, those documents listed in Section 6.1(b).

6.2     Conditions to all Advances. The obligation of Lender to make any Advance to Borrower (including the initial Advance) is further subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Lender:

(a)         The fact that, immediately before and after the making of any Advance, no Event of Default or Default shall have occurred or be continuing;

(b)         Borrower shall have satisfied the Remaining Months Liquidity covenant set forth in Section 9.1(c) herein as a condition precedent to each and any Advance; provided that if the financial statements for the most recently completed fiscal quarter are not yet due at the time of the request for any such Advance, Lender may rely on the most recently delivered financial statements for purposes of determining compliance with this covenant;

(c)         Borrower shall have provided a Borrowing Base Certificate showing borrowing availability pursuant to the terms hereof; and

(d)         The fact that the representations and warranties of Borrower contained in this Agreement shall be true and correct on and as of the date of such borrowing.

6.3     Post-closing Conditions. No later than ninety (90) days after the Closing Date, Borrower shall have (i) moved all of its depository and treasury management services to Lender and (ii) used its best efforts to obtain a fully executed landlord waiver from its landlord Lundy Associates, Inc. for Borrower’s leased premises at 2220 Lundy Avenue, San Jose, California.

7.           REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER. In order to induce Lender to enter into this Agreement and make the Revolving Loan to Borrower, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations will continue to be true at all times during the term of the Revolving Loan, unless otherwise disclosed in writing to Lender:

7.1    State of Organization, Existence and Authority.

(a)    Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware. Borrower has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as presently planned to be conducted. Borrower is qualified and licensed to do business in Delaware and all jurisdictions in which any failure to do so would have a Material Adverse Effect.

(b)    Borrower is not in violation of any term of any of its organizational documents, agreement or instrument to which Borrower is a party or by which it or any of its properties (now or hereafter acquired) may be bound (except for violations which in the aggregate do not have a Material Adverse Effect).

(c)    The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby, and the creation of the lien granted under this Agreement: (i) have been duly and validly authorized, (ii) create legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), (iii) do not violate Borrower’s articles or certificate of organization, or Borrower’s bylaws, or any law which is binding upon Borrower or its property, (iv) do not constitute a breach of, or grounds for acceleration of, any material indebtedness or obligation under any material agreement or instrument which is binding upon Borrower or its property and (v) do not require any consent, approval, license exemption or other action by any Official Body or any other person or entity except such as have already been given or shall be obtained on or before the Closing Date.

7.2    Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement is its correct name. All prior names of Borrower and all of Borrower’s present and prior trade names are listed on Exhibit “A” attached hereto. Borrower has complied with all laws relating to the conduct of business under a fictitious business name.

7.3    Place of Business; Location of Collateral. Borrower’s address set forth in Section 11.4 hereof is the address and location of Borrower’s chief executive office. In addition, Borrower has places of business and tangible Collateral located only at the locations set forth on Exhibit “B” attached hereto.

7.4    Title to Collateral; Permitted Liens. Borrower is the sole owner of all the Collateral. Borrower has rights in and the power to transfer the Collateral. The Collateral is free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Lender has a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens which are also permitted to be senior to the lien of Lender, and Borrower will at all times defend Lender and the Collateral against all claims of others. Subject in all respects to the ability to satisfy Section 6.3, Borrower is not a lessee under any real property lease which does prohibit, restrain, or impair Borrower’s right to remove any Collateral from the leased premises. Borrower is in compliance with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

7.5    Maintenance of Collateral. Borrower maintains the Collateral consisting of Equipment in good working condition, and Borrower has not used the Collateral for any unlawful purpose.

7.6    Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower and each Subsidiary have complied with all the provisions of the Federal Fair Labor Standards Act. Borrower and each Subsidiary have not violated any material statutes, laws, ordinances or rules applicable to it.

7.7    Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party.

7.8    Books and Records. Borrower maintains at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

7.9    Financial Condition, Statements and Reports. All financial statements delivered to Lender have been prepared in conformity with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year-end adjustments) and fairly reflect the financial condition of Borrower, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Effect. Borrower is Solvent.

7.10    Tax Returns and Payments; Pension Contributions. Borrower has timely filed all tax returns and reports required by foreign, federal, state and local law; and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. As of the date hereof, Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. To the best of Borrower’s knowledge, Borrower has paid all amounts necessary to fund all current pension, profit sharing and deferred compensation plans in accordance with their terms; and Borrower has not withdrawn from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11    Compliance with Law. Borrower has complied in all material respects, with all provisions of all material foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, the Fair Labor Standards Act, and those applicable to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and environmental matters.

7.12    Litigation. There is no claim, suit, litigation, proceeding or investigation, pending, or to the best of Borrower’s knowledge, threatened by or against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which if adversely determined against Borrower would result, either separately or in the aggregate, in a Material Adverse Effect (collectively, the “Material Litigation”).

7.13    No Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.

7.14    No Advice. Borrower is not relying on Lender, Lender’s agents, or Lender's consultants or attorneys as to the legal sufficiency, legal effect or tax consequences of this Agreement.

7.15    Continuing Warranties. Borrower’s representations and warranties set forth in this Agreement shall be true and correct at the time of execution of this Agreement and as of the Closing Date and shall survive the Closing Date and shall remain true and correct as of the date given.

8.	RECEIVABLES / ACCOUNTS.

8.1    Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Lender as follows:

(a)    All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are true and correct in all material respects and all such invoices, instruments and other documents and all of Borrower’s books and records are genuine and in all respects what they purport to be.

(b)    All sales and other transactions underlying or giving rise to each Account fully comply with all applicable laws and governmental rules and regulations.

(c)    All documents, instruments, and agreements relating to all Accounts are legally enforceable in accordance with their terms.

8.2    Collection of Accounts. Borrower shall collect all Accounts, unless and until an Event of Default has occurred. Lender or its designee shall have the right, upon the occurrence of an Event of Default, to notify the Account Debtors to make payment directly to Lender and to enforce Borrower’s rights against the Account Debtor.

8.3    Verification. Lender may, from time to time, upon advance written notice to Borrower (except during the occurrence and continuance of an Event of Default, during which so such notice shall be required), verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Lender or such other name as Lender may choose.

9.	ADDITIONAL COVENANTS OF THE BORROWER.

9.1    Financial and Other Covenants. Borrower covenants and agrees that until the full and final payment of the Revolving Loan and all other indebtedness incurred hereunder, Borrower shall at all times comply with the following covenants:

(a)     Primary Operating Account. Borrower shall, during the entire time term of the Revolving Loan, including any extensions and/or renewals thereof, maintain Borrower's Primary Operating Account and all other of Borrower’s United States based bank accounts with Lender.

(b)     Minimum Deposits. At all times during the term of the Revolving Loan, Borrower shall maintain a balance of unrestricted cash in the Pledged Account not less than the principal amount of all Advances owing from Borrower to Lender.

(c)     Remaining Months Liquidity. Borrower shall maintain at all times, a Remaining Months Liquidity of not less than seven (7) months. This covenant shall be tested quarterly by Lender as of the last day of Borrower’s fiscal quarter end.

9.2    Insurance. Borrower shall, at all times, insure all of the tangible personal property Collateral and carry such other business insurance, with insurers acceptable to Lender, in such form and amounts as Lender may require (including, without limitation, business interruption insurance), all of which shall be acceptable to Lender in Lender’s sole discretion, and Borrower shall provide evidence of such insurance to Lender, so that Lender is satisfied that such insurance is, at all times, in full force and effect. All liability insurance policies of Borrower with respect to the Collateral shall name Lender as an additional insured, and all property, casualty and related insurance policies of Borrower with respect to the Collateral shall name Lender as a loss payee thereon and Borrower shall cause the issuance of a lender’s loss payee endorsement in form acceptable to Lender in Lender’s sole discretion. Upon receipt of the proceeds of any such insurance, Lender, at its sole option, either (i) shall apply such proceeds to the prepayment of the Obligations in such order or manner as Lender may elect, or (ii) shall disburse such proceeds to Borrower for application to the cost of repairs, replacements, or restorations. All repairs, replacements or restorations shall be effected promptly and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Lender may require assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall give Lender no less than thirty (30) days prior written notice of any cancellation of any insurance required hereunder and shall promptly forward any Notice of Cancellation it receives from any of its insurers.

9.3    Reports. Borrower, at its expense, shall provide Lender with the written reports set forth below (all in form, substance and detail satisfactory to Lender) by the dates specified:

(a)    As soon as available, and in no event later than one hundred and fifty days (150) days after the end of Borrower’s fiscal year, commencing with the fiscal year ending December 28, 2025, Borrower shall deliver to Lender annual consolidated and consolidating financial statements of Borrower audited by an independent certified public accountant acceptable to Lender (and Lender acknowledges that current auditor for Borrower, Frank, Rimerman + Co. LLP, is acceptable) and in accordance with GAAP.

(b)    As soon as available, and in no event later than sixty (60) days following the end of each calendar quarter, commencing with the calendar quarter ending March 29, 2026, Borrower shall deliver to Lender quarterly consolidated and consolidating financial statements of Borrower (including, a balance sheet, income and expense statement, and change of financial condition) prepared by Borrower and in accordance with GAAP.

(c)    As soon as available, but no later than sixty (60) days following the end of each of Borrower’s fiscal quarters (i.e., for the fiscal quarters, the date ending on the Sunday closest to the end of each calendar quarter and for the fiscal year, the Sunday closest to December 31), commencing with Borrower’s fiscal quarter ending March 29, 2026, Borrower shall deliver to Lender a compliance certificate, which compliance certificate shall be signed by an authorized officer of Borrower certifying Borrower’s compliance with the financial covenants described in Section 9.1, herein and otherwise be in form and content satisfactory to Lender.

(d)    Promptly upon Lender’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to Borrower as Lender may request from time to time.

(e)     Borrower shall, at all times, from time to time upon two (2) Business Day prior notice as frequently as Lender determines to be reasonably appropriate: (a) provide Lender and its officers, employees and agents access to its properties, facilities, advisors, officers and employees of Borrower and to the Collateral of Borrower, and (b) permit Lender and any of its officers, employees and agents, to inspect, audit and make extracts from Borrower’s books and records. Borrower shall, at all times, from time to time upon two (2) Business Day prior notice permit Lender and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts for the Accounts, Inventory and other Collateral of Borrower. If an Event of Default has occurred and is continuing, Borrower shall provide such access to Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Lender with access to each of its suppliers and customers. Borrower shall make available to Lender and its counsel promptly originals or copies of all books and records that Lender may request. Borrower shall delivery any document or instrument necessary for Lender as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for Borrower, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by Borrower. Lender will give Borrower at least two (2) Business Day prior written notice of any scheduled audits.

9.4    Information.

(a)    Borrower shall also furnish to Lender such additional information as Lender may from time to time request concerning Borrower’s business, and/or financial condition, or any item of Collateral.

(b)    Promptly upon Borrower becoming aware of any Event of Default or Potential Default, Borrower shall give Lender notice thereof, together with a written statement setting forth the nature thereof and the steps which Borrower has taken or is taking to cure the same.

(c)    Promptly upon Borrower becoming aware thereof, Borrower shall give Lender written notice of: (i) any Material Adverse Effect and (ii) the commencement or existence of any proceeding by or before any Official Body against or affecting Borrower which is likely to be adversely determined and, if adversely decided, would have a Material Adverse Effect.

(d)    Borrower will give Lender at least thirty (30) days’ prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s address set forth in Section 11.4 or one of the locations set forth on Exhibit “B” hereto.

(e)    Borrower will immediately advise Lender in writing of any material loss or damage to the Collateral.

(f)    Borrower will promptly inform Lender in writing of any Material Litigation.

9.5    Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

9.6    Access to Books and Records and Collateral.

(a)    Borrower agrees to reimburse Lender immediately upon demand for all fees and out-of-pocket expenses for field exams and audits incurred as the result of the occurrence of an Event of Default which is continuing.

(b)    Borrower will not enter into any agreement with any accounting firm, service bureau or third party to store Borrower’s books or records at any location other than the location identified in Exhibit B hereof without first notifying Lender of the same and obtaining the written agreement from such accounting firm, service bureau or other third party to give Lender the same rights with respect to access to books and records and related rights as Lender has under this Agreement.

9.7    Negative Covenants. Borrower shall not, without Lender’s prior written consent, do any of the following:

(a)    create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, guaranties, leasing, loans or advances, whether secured or unsecured, matured or un-matured, liquidated or unliquidated, direct or contingent, joint or several, except the liabilities of Borrower to Lender, and any other liabilities of Borrower existing as of, and disclosed to Lender prior to, the date of this Agreement;

(b)    loan, invest in, or advance money or assets to any other person, enterprise or entity, other than Permitted Indebtedness;

(c)    purchase, create or acquire any interest in any other enterprise or entity, other than Permitted Investments;

(d)    incur any obligation as surety or guarantor other than in the ordinary course of business;

(e)    use any of the proceeds extended pursuant to this Agreement except for the purposes stated in this Agreement and related documents;

(f)    pay or declare any dividends or distributions on the ownership interests in Borrower which would have a Material Adverse Effect (except for ordinary dividends or distributions payable solely in stock form of ownership interests in Borrower) unless Borrower’s profits are sufficient to pay or declare same;

(g)    merge or consolidate with another entity;

(h)    make any substantial change in the nature of Borrower's business as conducted as of the date hereof;

(i)    convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business or (iii) Transfers of worn-out or obsolete Equipment which was not financed by Lender; provided, that nothing in this clause (i) will prevent SensiML, a subsidiary of Borrower, from selling its assets as currently contemplated as of the Closing Date in a bona fide sale;

(j)    guarantee or otherwise become liable with respect to the obligations of another party or entity;

(k)    mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets owned as of the date of this Agreement or hereafter acquired, or accelerate payment on any existing debt, except any of the foregoing in favor of Lender or which is existing as of, and disclosed to Lender in writing prior to, the date of this Agreement;

(l)    make any change in Borrower’s capital structure which would have a Material Adverse Effect;

(m)    dissolve or elect to dissolve;

(n)    change the state of its organization;

(o)    make any payment in respect of any Subordinated Liabilities, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Liability, or amend any provision contained in any documentation relating to the Subordinated Liabilities without Lender’s prior written consent;

(p)    change its legal name;

(q)    establish new credit facilities, engage in any debt restructure, or accelerate payment of any existing debt without prior written approval from Lender; or

(r)    engage in any bulk sale of assets.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Potential Default or Event of Default is continuing or would occur as a result of such transaction.

9.8    Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them necessary in order to prosecute or defend any such suit or proceeding.

9.9    Further Assurances. Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may deem necessary or useful in order to perfect and maintain Lender’s perfected security interest in the Collateral, and in order to fully consummate the transactions contemplated by this Agreement.

9.10   Primary Operating Account. Until such time as the Revolving Loan has been paid in full and this Agreement has been terminated, Borrower agrees to maintain Borrower’s Primary Operating Account at Lender. Borrower authorizes Lender to automatically deduct all payments required to be made by this Agreement from Borrower’s Primary Operating Account.

9.11   Terrorism and Anti-Money Laundering. Borrower warrants and agrees as follows:

(a)     As of the date hereof and throughout the term of the Credit Facilities: (i) Borrower; (ii) any Person controlling or controlled by Borrower; (iii) if Borrower is a privately held entity, any Person having a beneficial interest in Borrower; or (iv) any Person for whom Borrower is acting as agent or nominee in connection with this transaction, is not an OFAC Prohibited Person.

(b)     To comply with applicable U.S. Anti-Money Laundering Laws and regulations, all payments by Borrower to Lender or from Lender to Borrower will only be made in Borrower’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.

(c)     To provide Lender at any time and from time to time during the term of the Credit Facility with such information as Lender determines to be necessary or appropriate to comply with the Anti-Money Laundering Laws and regulations of any applicable jurisdiction, or to respond to requests for information concerning the identity of Borrower, any Person controlling or controlled by Borrower or any Person having a beneficial interest in Borrower, from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

(d)     The representations and warranties set forth in this Section 9.10 shall be deemed repeated and reaffirmed by Borrower as of each date that Borrower makes a payment to Lender under this Agreement and the Other Documents or receives any payment from Lender. Borrower agrees promptly to notify Lender in writing should Borrower become aware of any change in the information set forth in these representations.

10.	EVENTS OF DEFAULT AND REMEDIES.

10.1  Events of Default; Cross-Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a)     Borrower shall fail to pay any amounts owed under this Agreement or any interest thereon or any other monetary Obligation within three (3) business days after any such amount becomes due in accordance with the terms hereof; or

(b)     Borrower shall fail to provide to Lender any notices or financial reports specified in this Agreement and such failure continues unremedied or unwaived in writing by Lender for a period of fifteen (15) days after receipt by Borrower of notice from the Lender of such default;

(c)     Borrower shall fail to perform any other non-monetary Obligation and such failure continues unremedied or unwaived in writing by Lender for a period of fifteen (15) days after receipt by Borrower of notice from the Lender of such default; or

(d)     Any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading and results in a Material Adverse Effect; or

(e)     Borrower shall fail to give Lender access to its books and records or the Collateral as provided herein, or shall breach any negative covenant set forth in Section 9.6 above; or

(f)     Borrower shall fail to comply with the financial covenants (if any) set forth in Section 9.1 or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured; or

(g)    Any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral; or

(h)    Any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(i)    Borrower breaches any material contract, lease or other obligation, which has or may be expected to have a Material Adverse Effect; or

(j)    Dissolution, termination of existence, termination of business, insolvency or business failure of Borrower; or the appointment of a receiver, trustee or custodian, for all or any part of the other property of Borrower; or the assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect and any such event shall continue for thirty (30) days without having been dismissed, bonded or discharged; or

(k)    Commencement of any proceeding against Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not dismissed within sixty (60) days after the date commenced; or

(l)    Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which would constitute a fraudulent transfer under the California Uniform Fraudulent Transfer Act as determined by a judgment of a court of competent jurisdiction; or

(m)    Revocation or termination of, or limitation or denial of liability upon, any pledge of any material asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(n)    If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Lender pursuant to this Agreement or to induce Lender to enter into this Agreement or any Other Document; or

(o)    Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations, other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

(p)    Borrower shall suffer or experience any Change of Control without Lender’s prior written consent; or

(q)    Lender shall not have a valid first priority security interest in any item of Collateral, except as to items of Collateral which are subject to Permitted Liens that are also permitted to be prior; or

(r)    There is any Material Adverse Effect; or

(s)    If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Advance will be made prior to the satisfaction or stay of such judgment);

(t)    Borrower or any of its Affiliates fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Other Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower or Affiliate of Borrower and such failure continues unremedied or unwaived in writing by Lender for a period of fifteen (15) days after receipt by Borrower of notice from the Lender of such default; or

(u)    Borrower or any of its Affiliates commits a breach or default in the payment or performance of any other obligation of Borrower or such Affiliate under any instrument, agreement, guaranty or document evidencing, supporting or securing any other loan or credit extended by any other creditor to Borrower or its Affiliates, or

(v)    Borrower or any of its Affiliates commit a breach or default in the payment or performance of any other obligation of Borrower or any such Affiliate, or breaches any warranty or representation of Borrower, or any Affiliate of Borrower, under the provisions of any other instrument, agreement, guaranty, or document evidencing, supporting, or securing any other loan or credit extended by Lender, or by any affiliate of Lender, to Borrower or to any of its Affiliates (said financing is hereinafter referred to as “other financing”), including, but not limited to, any and all term loans, revolving credits, or flooring lines of credit extended from time to time to Borrower, or any of its Affiliates, or any other Person with which Borrower is affiliated and is conducting business on the Borrower's premises.

10.2   Remedies. Upon the occurrence and during the continuance of any Event of Default, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following:

(a)     Cease making any Advances under this Agreement or otherwise extending credit to Borrower under this Agreement or any other document or agreement;

(b)    Accelerate and declare all or any part of the Obligations to be immediately due, payable and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation;

(c)    Exercise all rights and remedies available to a secured party under the Code;

(d)    Take possession of, or obtain the appointment of a receiver to take control of, any or all of the Collateral wherever it may be found. For that purpose Borrower hereby authorizes Lender and Lender’s representatives to enter onto any of Borrower’s premises without interference to take possession of any of the Collateral, and remain on the premises, without charge for so long as Lender deems it necessary in order to complete the enforcement of its rights under this Agreement.

(e)    Require Borrower to assemble any or all of the Collateral and make it available to Lender or Lender’s representatives at places designated by Lender which are convenient to Lender or Lender’s representatives and Borrower;

(f)    Complete the processing or repair of any Collateral prior to a disposition thereof; and, for such purpose and for the purpose of removal, Lender shall have the right to use Borrower’s premises, vehicles and other equipment and all other property without charge. Lender is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, as it pertains to the Collateral, in completing production of, advertising for sale, and selling or otherwise disposing of any Collateral as provided in the Code;

(g)    Sell, lease, license or otherwise dispose of any of the Collateral as provided in the Code, in its condition at the time Lender obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private dispositions, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Lender shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Lender deems appropriate in its sole and absolute opinion and judgment, or on Lender’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Lender may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale, lease, license or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale;

(h)    Demand payment of, and collect any Receivables and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Lender to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, and, in Lender’s sole discretion, to grant extensions of time to pay, compromise claims and settle Receivables and the like for less than face value; and

(i)    Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto.

Notwithstanding the foregoing, Lender shall not dispose of any trademarks, trade names, copyrights, registrations, licenses, franchises or customer lists except in connection with foreclosure upon substantially all of Borrower’s assets as provided in the Code.

All expenses, costs, liabilities and obligations incurred by Lender (including attorneys’ Fees and Costs with respect to the foregoing) shall be due from Borrower to Lender on demand. Lender may charge the same to Borrower’s Pledged Account or Borrower’s Primary Operating Account, and the same shall thereafter bear interest at the same rate as is applicable in this Agreement.

10.3    Standards for Determining Commercial Reasonableness.

(a)      Borrower and Lender agree that any disposition, as defined in the Code (“disposition”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable:

(i)    Notice of the disposition is given to Borrower at least ten (10) days prior to the sale, and, in the case of a public sale, notice of the sale is published at least ten (10) days before the sale in a newspaper of general circulation in the county where the sale is to be conducted;

(ii)    Notice of the disposition describes the Collateral in general, non-specific terms;

(iii)    The disposition is conducted at a place designated by Lender, with or without the Collateral being present;

(iv)    The disposition commences at any time between 8:00 a.m. and 6:00 p.m., San Francisco time; and

(v)    With respect to any disposition of any of the Collateral, Lender may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same.

(b)      Lender shall be free to employ other methods of noticing and disposing of the Collateral, in its discretion.

(c)      Lender shall have no obligation to attempt to satisfy the Obligations by collecting them from any third Person which may be liable for them or any portion thereof, and Lender may release, modify or waive any collateral provided by any other third Person as security for the Obligation or any portion thereof, all without affecting Lender’s rights against Borrower. Borrower waives any right it may have to require Lender to pursue any third Person for any of the Obligations.

(d)      Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and Lender’s compliance therewith will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(e)      Lender may dispose of the Collateral without giving any warranties as to the Collateral. Lender may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(f)      If Lender disposes of any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Lender and applied to the indebtedness of the purchaser. In the event that the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Borrower will be credited with the proceeds of such disposition.

10.4    Power of Attorney.

(a)      Upon the occurrence and during the continuance of any Event of Default, Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise:

(i)    Execute on behalf of Borrower any documents that Lender may, in its sole discretion, deem advisable in order to perfect and maintain Lender’s security interest in the Collateral, or in order to exercise a right of Borrower or Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other present and future agreements;

(ii)     Execute on behalf of Borrower any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or to lease (as lessor or lessee) any real or personal property which is part of Lender's Collateral or in which Lender has an interest;

(iii)    Execute on behalf of Borrower, any invoices relating to any Receivable, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any notice of lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien;

(iv)    Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Lender’s possession;

(v)      Endorse all checks and other forms of remittances received by Lender;

(vi)     Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same;

(vii)    Grant extensions of time to pay, compromise claims and settle Receivables and General Intangibles for less than face value and execute all releases and other documents in connection therewith;

(viii)    Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both;

(ix)      Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor;

(x)       Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement; and

(xi)     Take any action or pay any sum required of Borrower pursuant to this Agreement and any other present or future agreements.

(b)     Any and all sums paid and any and all costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender (including attorneys’ fees and expenses incurred pursuant to bankruptcy) with respect to the foregoing shall be added to and become part of the Obligations, and shall be payable on demand. Lender may charge the foregoing to Borrower’s Loan Account and the foregoing shall thereafter bear interest at the same rate specified in this Agreement. In no event shall Lender’s rights under the foregoing power of attorney, or any of Lender’s other rights under this Agreement, be deemed to indicate that Lender is in control of the business, management or properties of Borrower.

(c)    Borrower shall pay, indemnify, defend, and hold Lender, Lender’s affiliates and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all attorneys’ fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with, or as a result of, or related to: (i) the execution, delivery, enforcement, performance, and administration of this Agreement and any Other Documents or the transactions contemplated herein, or (ii) any investigation, litigation, or proceeding related to this Agreement, any Other Document, or (iii) the use of the proceeds of the Revolving Loan provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or (iv) any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”).

10.5    Application of Proceeds After Event of Default Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Lender on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Lender’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all costs and expenses (including attorneys’ fees) of the Lender in connection with enforcing its rights and the rights of the Lender under this Agreement and the Other Documents and any protective advances made by the Lender with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Lender;

THIRD, to the payment of interest and fees due with respect to the Obligations;

FOURTH, to the payment of the outstanding principal amount of the Obligations;

FIFTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, to the payment of the surplus, if any, to the Borrower and/or whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.

10.6    Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a secured party in equity and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been indefeasibly paid and performed.

11.	GENERAL PROVISIONS.

11.1    Application of Payments. Subject to Section 10.5 of this Agreement, all payments with respect to the Obligations may be applied, and in Lender’s sole discretion reversed and re-applied, to the Obligations, in such order and manner as Lender shall determine in its sole discretion.

11.2    Charges to Accounts. Lender may, in its discretion, require that Borrower pay monetary Obligations in cash to Lender, or charge them to Borrower’s Loan Account, in which event they will bear interest from the date due to the date paid at the same rate applicable to the Revolving Loan.

11.3    Notices.

(a)      Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email as set forth herein. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in paragraph 11.3 (b) below shall be effective as provided in such paragraph 11.3(b).

To Borrower:	To Lender:

QUICKLOGIC CORPORATION	SUNFLOWER BANK, N.A
2220 Lundy Avenue	8117 Preston Road, Suite 220
San Jose, California 95131	Dallas Texas, 75225
Attention: Brian Faith	Attention: Steven Hamilton/Commercial Loan Administration

Email: faith@quicklogic.com	Email: Steven.Hamilton@sunflowerbank.com

or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto pursuant to this section.

(b)     Electronic Communications.

(i)   Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)   Unless the Lender otherwise prescribes, (A) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e‑mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

11.4    Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

11.5    Integration. This Agreement and the Other Documents and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower, Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith. Lender and Borrower agree that this Agreement and the Other Documents reflect the intentions of the parties thereto and that parol evidence is not required to interpret them.

11.6    Amendment and Waivers. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and an Authorized Officer of Lender and clearly specifying the extent of the amendment or the waiver. Any waiver of an Event of Default or Potential Default shall not be deemed as continuing and shall not extend to any subsequent or other Event of Default or Potential Default. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Lender shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith.

11.7    Borrower Waivers. Unless otherwise expressly required by this Agreement, Borrower hereby waives: (i) demand, protest, notice of protest and notice of dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, (ii) notice of default and (iii) notice of any action taken by Lender, unless expressly required by this Agreement.

11.8    No Liability for Ordinary Negligence. Neither Lender, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Lender shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Lender, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Lender, but nothing herein shall relieve Lender from liability for its own gross negligence or willful misconduct.

11.9    Actions. Whether or not an Event of Default has occurred, Lender shall have the right, but not the obligation, to commence, appear in, or defend any action or proceeding which affects or which Lender determines may affect (a) the Collateral; (b) Borrower’s or Lender’s respective rights or obligations under this Agreement; (c) the Revolving Loan; or (d) the disbursement of any proceeds of the Revolving Loan. Whether or not an Event of Default or Potential Default has occurred, Lender shall at all times have the right to take any or all actions which Lender determines to be necessary or appropriate to protect Lender’s interest in connection with the Revolving Loan.

11.10    Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

11.11    Attorneys’ Fees, Costs and Charges.

(a)        On demand, Borrower shall reimburse Lender for all costs and expenses, including, without limitation, attorneys’ fees costs and disbursements (and fees and disbursements of Lender’s in-house counsel) (collectively the “Fees and Costs”) expended or incurred by Lender in any way in connection with: (i) the enforcement of this Agreement or any Other Documents and the rights and remedies thereunder, including, without limitation, Fees and Costs incurred in connection with any workout, attempted workout, and/or in connection with the rendering of legal advice as to Lender’s rights, remedies and obligations under this Agreement in connection with such enforcement or workout; (ii) collecting any sum which is or becomes due to Lender; (iii) any proceeding, or any appeal; or (iv) the exercise of the power of attorney granted to Lender in this Agreement. Fees and Costs shall include, without limitation, all out-of-pocket fees and costs incurred by Lender in connection with the appraisal, inspection, assessment, evaluation and insuring of the Collateral, and all fees and costs incurred by Lender in connection with the negotiation and preparation of the this Agreement and the Other Documents, including attorneys’ fees. If litigation or other legal action is filed or commenced in connection with this Agreement or any of the Other Documents the prevailing party shall be entitled to its Fees and Costs. Fees and Costs shall include, without limitation, attorneys’ fees and costs incurred in connection with the following: (1) contempt proceedings; (2) discovery; (3) any motion, adversary proceeding, contested matter, submission or confirmation or opposition to plan of reorganization or any other activity of any kind in connection with a bankruptcy case or relating to any petition or the filing thereof under Title 11 of the United States Code; (4) garnishment, levy, and debtor and third party examinations; and (5) post judgment motions and proceedings of any kind taken to clarify, collect or enforce any judgment or award.

(b)        All Fees and Costs to which Lender may be entitled pursuant to this Agreement may be charged by Lender to Borrower’s Loan Account and shall thereafter bear interest at the interest rate specified in the Note.

11.12    Benefit of Agreement and Assignment.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void.

(b)        No consent by Lender to any assignment shall release Borrower from its liability for the Obligations. Lender may assign its rights and delegate their duties hereunder without the consent of Borrower.

(c)        Lender reserves the right to syndicate all or a portion of the transaction created herein or sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. In connection with any such syndication, assignment or participation, Lender may disclose all documents and information which Lender now or hereafter may have relating to Borrower or Borrower’s business. Any such syndication by Lender shall not require the consent of Borrower. To the extent that Lender assigns its rights and obligations hereunder to a third Person, Lender thereafter shall be released from such assigned obligations to Borrower.

11.13    Entire Understanding.

(a)        This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower and Lender supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s and Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

11.14    Successors and Assigns; Participations; New Lenders.

(a)       This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender. Lender may assign and transfer its rights and obligations under this Agreement without notice to, or consent of, the Borrower.

(b)      Participations.

(i)    Lender may at any time, without the consent of, or notice to Borrower, sell participations (each a “Participation”) in all or a portion of Lender’s rights and obligations under this Agreement; provided that (x) Lender’s obligations under this Agreement shall remain unchanged; (y) Lender shall remain solely responsible to the other parties hereto for the performance of such obligation; and (z) Borrower, Lender shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. Any agreement pursuant to which Lender sells such a participation shall provide that Lender shall retain the right to enforce this Agreement and approve any amendment, modification, or waiver of any provision of this Agreement.

(ii)    Borrower acknowledges that in the regular course of commercial banking business one or more lenders may at any time and from time to time sell participating interests in the Revolving Loan to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Revolving Loan held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Revolving Loan or other Obligations payable hereunder to such Participant had Lender retained such interest in the Revolving Loan hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Revolving Loan or other Obligations payable hereunder to both Lender and such Participant. Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Revolving Loan.

(iii)    Borrower authorizes Lender to disclose to any Participant, or any prospective Participant, any and all financial information in Lender’s possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of Borrower

11.15    Application of Payments. Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

11.16    Indemnity. Borrower shall indemnify Lender and each of its officers, directors, Affiliates, attorneys, employees and Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 11.17 by any Person under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Lender, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Lender or Borrower on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any applicable law now or hereafter in effect, Borrower will pay (or will promptly reimburse Lender for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 11.17 harmless from and against all liability in connection therewith.

11.17    Captions. Headings have been set forth herein for convenience only and shall not affect the interpretation or meanings of any provisions of this Agreement. Unless the contrary is compelled by the context, everything contained in each article and section applies equally to this entire Agreement.

11.18    Independent Counsel. Borrower and Lender each acknowledge that: (i) they have had the opportunity to be represented by independent counsel in connection with this Agreement; (ii) they have executed this Agreement with the advice of such counsel, as applicable; (iii) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their representative counsel, as applicable; and (iv) the fact that this Agreement was prepared by Lender’s counsel as a matter of convenience shall have no import or significance.

11.19    Publicity. Lender is hereby authorized, at its expense and in its sole discretion, to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.

11.20    Governing Law; Jurisdiction; Venue.

(a)    This Agreement and all acts and transactions hereunder and all rights and obligations of Lender and Borrower shall be governed by the internal laws of the State of California, without regard to its conflicts of law principles.

(b)    As a material part of the consideration to Lender to enter into this Agreement, Borrower (a) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Lender's option, be litigated in courts located within California, and that the exclusive venue therefor shall be Santa Clara County; (b) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (c) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

11.21    Relationship of Parties. Lender shall not be deemed to be, nor does Lender or Borrower intend that Lender shall ever become, a partner, joint venturer, fiduciary, manager, controlling person or participant of any kind in the business or affairs of Borrower, whether as a result of this Agreement or any of the transactions contemplated by this Agreement. In exercising its rights and remedies under this Agreement, Lender shall at all times be acting only as a lender to Borrower within the normal and usual scope of activities of a lender.

11.22    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same document.

11.23    JUDICIAL REFERENCE. THE PARTIES HEREBY AGREE THAT ANY CLAIMS, CONTROVERSIES, DISPUTES, OR QUESTIONS OF INTERPRETATION, WHETHER LEGAL OR EQUITABLE, ARISING OUT OF, CONCERNING OR RELATED TO THIS AGREEMENT AND ALL LOAN DOCUMENTS EXECUTED BY BORROWER SHALL BE HEARD BY A SINGLE REFEREE BY CONSENSUAL GENERAL JUDICIAL REFERENCE PURSUANT TO THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTS 638 ET SEQ., WHO SHALL DETERMINE ALL ISSUES OF FACT OR LAW AND TO REPORT A STATEMENT OF DECISION. THE REFEREE SHALL ALSO HAVE THE POWER TO HEAR AND DETERMINE PROCEEDINGS FOR ANCILLARY RELIEF, INCLUDING, BUT NOT LIMITED TO, APPLICATIONS FOR ATTACHMENT, ISSUANCE OF  INJUNCTIVE RELIEF, APPOINTMENT OF A RECEIVER, AND/OR CLAIM AND DELIVERY. THE COSTS OF THE PROCEEDING SHALL BE BORNE EQUALLY BY THE PARTIES TO THE DISPUTE, SUBJECT TO THE DISCRETION OF THE REFEREE TO ALLOCATE SUCH COSTS BASED ON A DETERMINATION AS TO THE PREVAILING PARTY(IES) IN THE PROCEEDING. BY INITIALING BELOW THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING JUDICIAL REFERENCE PROVISIONS AND UNDERSTAND THAT THEY ARE WAIVING THEIR RIGHT TO A JURY TRIAL.

Borrower’s Initials	Lender’s Initials

[signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the heading to this Agreement.

BORROWER:

QUICKLOGIC CORPORATION,

a Delaware corporation

By:   /s/ Elias Nader

Name:   Elias N. Nader

Its:   CFO & Senior VP of Finance

LENDER:

SUNFLOWER BANK, N.A.

By:          /s/ Steven Hamilton

Name:  Steven Hamilton

Its:        Senior Vice President

EXHIBIT A

TRADE NAMES

QuickLogic

EXHIBIT B

LOCATIONS OF COLLATERAL

2220 Lundy Avenue

San Jose, California 95131

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

REQUEST FOR ADVANCE

Date:

To:	SUNFLOWER BANK, N.A.
8117 Preston Road, Suite 220
Dallas, Texas 75225
Attn: Steven Hamilton/Commercial Loan Administration

From:   QUICKLOGIC CORPORATION

Loan No.:

Dear ___________________,

1.

Reference is made to that certain Loan and Security Agreement dated as of April 24, 2026 ("Loan Agreement"), executed by SUNFLOWER BANK, N.A, ("Lender"), and QUICKLOGIC CORPORATION, a Delaware corporation ("Borrower"), and that certain Promissory Note, dated April 24, 2026, made by Borrower and payable to the order of Lender ("Note"). The Loan Agreement and Note evidence a revolving line of credit (the "Loan") heretofore made by Lender to Borrower in the maximum principal amount of $10,000,000.00. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement and other Loan Documents.

2.	We hereby request that Lender make an Advance to Borrower under, and pursuant to, the Loan Agreement and the other Loan Documents, described as follows:

Details of Advance
AMOUNT:	US $
DATE OF ADVANCE:	_________________, 202__ (Advances must be requested by noon (California time) on the proposed Date of Advance)

3.

We hereby certify that as of the date hereof and the Date of Advance set forth above (a) all representations and warranties set forth in Section 7 of the Loan Agreement are true and correct in all respects, except to the extent that any such representation or warranty expressly relates solely to an earlier date, and except for changes permitted by the Loan Agreement, (b) Borrower has complied with, and is in compliance with, all covenants of Borrower set forth in Sections 9 of the Loan Agreement and elsewhere in the Loan Documents, (c) no event or circumstance has occurred or is continuing which constitutes, or would upon the giving of notice and/or passage of time constitute, an Event of Default or failure of any condition under any of the Loan Documents, (d) all instruments and documents provided to Lender in connection with the Advance being requested hereby are true and correct in all material respects, (e) the individual executing this Request For Advance is fully authorized and empowered to do so on behalf of Borrower, and (f) all other conditions precedent in Section 6.2 of the Loan Agreement to Lender’s obligation to make the Advance being requested hereby have been satisfied (or Lender has otherwise agreed to waive the same in writing with respect to the Advance being requested hereby).

4.         We hereby certify that Borrower maintains a Remaining Months Liquidity (as defined in the Loan Agreement) of not less than seven (7) months.

5.         Attached hereto as Schedule “A” is a current Borrowing Base Certificate (as defined in the Loan Agreement) showing borrowing availability pursuant to the terms of the Loan Agreement.

Sincerely,

QUICKLOGIC CORPORATION,

a Delaware corporation

By:

Name:

Its:

SCHEDULE A

BORROWING BASE CERTIFICATE

The lesser of:

Revolving Loan maximum of $10,000,000 minus Current loan balance of $

and

100% of the unrestricted cash maintained at Lender (including cash in the Pledged Account) equal to $

Net Available to Borrow: $